Exhibit 10.124

FACTORING AND SECURITY AGREEMENT

FACTOR SUB ACCOUNTS

Date: February 9, 2009

Name of Client (“Client”) MEADE INSTRUMENTS CORP.

Client and FCC Factor Subsidiary II, LLC, a Delaware limited liability company (“Factor Sub”), hereby agree to the terms and conditions set forth in this Factoring Agreement.

Section 1.  Definitions.

1.1           Defined Terms. Capitalized terms shall have the meanings ascribed to them on Schedule A.

1.2           Other Referential Provisions.

(a)           All terms in this Agreement, the Exhibits and Schedules shall have the same defined meanings when used in any other Factoring Documents, unless the context shall require otherwise.

(b)           Except as otherwise expressly provided herein, all accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP including applicable statements and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

(c)           All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

(d)           The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

(e)           Titles of Articles and Sections in this Agreement are for convenience only, do not constitute part of this Agreement and neither limit nor amplify the provisions of this Agreement, and all references in this Agreement to Articles, Sections, Subsections, paragraphs, clauses, sub clauses, Schedules or Exhibits shall refer to the corresponding Article, Section, Subsection, paragraph, clause or sub clause of, or Schedule or Exhibit attached to, this Agreement, unless specific reference is made to the articles, sections or other subdivisions or divisions of, or to schedules or exhibits to, another document or instrument.

(f)            Each definition of or reference to a document in this Agreement shall include such document as amended, modified, supplemented or restated from time to time.

(g)           Except where specifically restricted, reference to any Person shall be construed to include such Person’s successors and permitted assigns.

(h)           Any and all terms used in this Agreement which are defined in the UCC shall be construed and defined in accordance with the meaning and definition ascribed to such terms under the UCC, unless otherwise defined herein.

(i)            The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word shall”.  Reference to any law, constitution, statute, treaty, regulation, rule or ordinance, including any section or other part thereof (each, for purposes of this paragraph (i), a “law”), shall refer to that law as amended from time to time and shall include any successor law.

1.3           Exhibits and Schedules.  All Exhibits and Schedules attached hereto are incorporated herein by reference and made a part hereof.

Section 2.               Purchase & Sale of Factor Sub Accounts.

2.1  Purchase of Factor Sub Accounts.  Client hereby sells to Factor Sub all of Client’s right, title and interest in and to all of its Factor Sub Accounts.  Factor Sub shall be the sole and exclusive owner of such Factor Sub Accounts with full power to collect and otherwise deal with such Factor Sub Accounts.  All Factor Sub Accounts shall be submitted to Factor Sub on a Schedule listing each Factor Sub Account separately.  The Schedule of Factor Sub Accounts shall be in such form as Factor Sub may prescribe from time to time and shall be signed by an officer or authorized signer of the Client.  Client may submit such Factor Sub Accounts electronically, by facsimile, by mail or other delivery service of Client’s choosing that is approved by Factor Sub.  Any Factor Sub Accounts submitted electronically shall be submitted in such electronic format as Factor Sub may require.  At the time the Schedule of Factor Sub Accounts is presented, Client shall also deliver to Factor Sub, if requested by Factor Sub, one copy of an invoice for each Account together with evidence of shipment, furnishing and/or delivery of the Inventory or rendition of service(s).

2.2  Credit Approval.

(a)  Client shall submit to Factor Sub the credit requirements of Client’s Customers, a description of its selling terms and such other information as Factor Sub may request.  Factor Sub may, in its sole credit judgment, establish credit lines for sales by Client to its Customers on its normal selling terms or such other terms as Factor Sub may approve (“Credit Lines”).  Client may also submit for credit approval specific orders from Customers and Factor Sub may, in its sole credit judgment, approve such orders on a single order approval basis (“Single Order Approval”).  Factor Sub Accounts arising under the terms of Credit Lines or Single Order Approvals are hereinafter referred to as Approved Accounts; Factor Sub Accounts not arising under Credit Lines or Single Order Approvals are hereinafter referred to as Client Risk Accounts.  All Credit Approvals must be in writing to be effective. Credit Approval(s) shall be limited to the specific terms and amounts indicated in either the Credit Line or Single Order Approval.  If Goods are shipped or services are rendered based on a verbal approval, it is Client’s responsibility to ensure that such Credit Approval is received in writing.  Any Factor Sub Account for freight, samples, or miscellaneous sales (including, the sale of Goods and/or in quantities not regularly sold by Client) shall always be a Client Risk Account, notwithstanding any written Credit Approval from Factor Sub.  For purposes of determining Factor Sub’s Credit Approval hereunder, the account(s) balance due Factor Sub from any given Customer shall be calculated as the aggregate amount owed by that Customer less any credits to which such Customer may be entitled, and is not to be construed to mean individual invoices owed by that Customer.

(b)  Credit Approval(s) may be withdrawn, either orally or in writing, in Factor Sub’s discretion at any time before actual delivery of Goods or rendering of services. Credit Approval(s) are automatically rescinded and withdrawn if the terms of sale vary from the terms approved by Factor Sub, or if the terms of sale are changed by Client without Factor Sub’s prior written approval of the new terms, or if the Account is not assigned to Factor Sub within ten days from the date of the invoice, or if the Goods are not delivered on or before the expiration of the Single Order Approval or if there is no expiration date if the Goods are not delivered within 30 days of the date of the Single Order Approval.  If Factor Sub Accounts exceed either a Credit Line or Single Order Approval, only the amount in excess of the Credit Line or Single Order Approval shall be considered Client Risk Accounts, provided, however, that if Client ships Goods or provides services to a Customer who has outstanding Factor Sub Accounts owed to Client, and such Customer’s Credit Line and/or outstanding Single Order Approval(s) have been withdrawn by Factor Sub, and the Factor Sub Accounts created by such shipment exceed ten percent (10%) of the total amount of Client’s Factor Sub Accounts outstanding, any Credit Approvals applying to those Factor Sub Accounts shall be deemed cancelled and all outstanding Factor Sub Accounts from that Customer are Client Risk Accounts for all purposes.

(c)  Factor Sub shall have no liability of any kind for declining or refusing to give, or for withdrawing, revoking, or modifying, any Credit Approval pursuant to the terms of this Agreement, or for exercising or failing to exercise any rights or remedies Factor Sub may have under this Agreement or otherwise.  In the event Factor Sub declines to give Credit Approval on any order received by Client from a Customer and in advising Client of such decline Factor Sub furnishes Client with information as to the credit standing of the Customer, such information shall be deemed to have been requested of Factor Sub by Client and Factor Sub’s advice containing such information is recognized as a privileged communication.  Client agrees that such information shall not be given to Client’s Customer or to Client’s sales representative(s).  If necessary, Client shall merely advise its Customer(s) that credit has been declined on the account and that any questions should be directed to Factor Sub.

(d)  Factor Sub will assume the Credit Risk on Approved Accounts, i.e., if a Customer, after receiving and accepting the delivery of Goods or services (subject to all warranties herein) for which Factor Sub has given written Credit Approval, fails to pay an Account when due solely for any reason other than a Bona Fide Defense, Factor Sub shall bear any loss thereon up to the amount of the Credit Approval, subject to the terms and provisions stated herein or in the Credit Approval.  Factor Sub will pay to Client on the Collection Date, the Purchase Price of any Approved Account that Factor Sub is required to purchase hereunder.

(e)  Client shall bear the Credit Risk on all Client Risk Accounts; Factor Sub shall have full recourse to Client for all Client Risk Accounts.  Upon demand by Factor Sub, Client shall pay to Factor Sub the full amount of a Client Risk Account, together with all expenses incurred by Factor Sub up to the date of such payment, including reasonable attorney’s fees in attempting to collect or enforce such payment or payment of such Account(s).

(f)  If monies are owing from a Customer for both Approved Accounts and Client Risk Accounts, Client agrees that any payments or credits applying to any Account owing by such Customer will be applied:  first, to any Approved Accounts outstanding on Factor Sub’s books and second, to any Client Risk Account outstanding on Factor Sub’s books.  This order of payment applies regardless of the respective dates the sales occurred and regardless of any notations on payment items.

2.3  Purchase Price.

(a)  On the Collection Date applicable to a Factor Sub Account, Factor Sub shall pay to Client the Purchase Price for such Factor Sub Account, less (i) moneys remitted, paid, or otherwise advanced by Factor Sub to or on behalf of Client (including any amounts which Client may reasonably be obligated to pay in the future), (ii) any other charges provided for by this Agreement or otherwise due Factor Sub by Client, and (iii) any deductions taken by the Customer in connection with such Factor Sub Account.  Any and all Purchase Price paid by Factor Sub hereunder shall be paid in accordance with any collateral assignment executed by Client and then in effect.

(b)   No discount, credit, allowance or deduction with respect to any Factor Sub Account in excess of $10,000 shall be granted or approved by Client to any Customer without the prior written consent of Factor Sub unless such discount, credit, allowance or deduction is shown on the face of an invoice at the time such invoice is submitted to Factor Sub.  Client agrees to give Factor Sub notice of all discounts, credits, allowances or deductions in excess of $10,000.

(c)   Client shall pay to Factor Sub or Factor Sub may charge Client’s account with Factor Sub, the amount of any payment that Factor Sub receives with respect to a Client Risk Account if Factor Sub is subsequently required to return such payment, whether as a result of any proceeding in bankruptcy or otherwise.  Factor Sub is authorized to withhold, without giving prior notice to Client, such payments and credits otherwise due to Client under the terms of this Agreement for reasonably anticipated claims or to adequately satisfy reasonably anticipated obligation(s) Client may owe Factor Sub.

2.4  Commission.

(a)           For Factor Sub’s services hereunder, Client shall pay and Factor Sub shall be entitled to receive a Factoring Commission equal to three-quarters of one percent (0.75%) of the gross invoice amount of each Factor Sub Account (“Commission”).  The Commission shall be due and payable to Factor Sub on the date of creation of each Factor Sub Account and shall be chargeable to Client’s account with Factor

Sub.  Factor Sub shall be entitled to receive a surcharge equal to two percent (2%) of the gross invoice amount of all Factor Sub Accounts arising out of sales to any Customer that is a debtor-in-possession.

(b)           Factor Sub’s Commission is based upon Client’s maximum selling terms of ninety (90) days.  Client will not grant additional dating to any Customer without Factor Sub’s prior written approval.  If Factor Sub approves extended terms or additional dating, the rate of Commission shall be increased by one-quarter of one percent (0.25%) of the gross invoice amount of each Factor Sub Account for each 30 days or portion thereof of extended or additional dating.

(c)           The minimum aggregate Factoring Commissions payable under this Agreement for each Contract Year hereof shall be One Hundred Fifty Thousand and No/100 Dollars ($150,000), which shall be payable at the rate of Twelve Thousand Five Hundred and No/100 Dollars ($12,500) per month or part thereof.  To the extent of any deficiency (after giving effect to Commissions payable under the foregoing subsections), the difference between the minimum and the amount already charged shall be chargeable to Client’s account with Factor Sub, or at Factor Sub’s option, payable by Client on Factor Sub’s demand.  Client shall pay the difference between the minimum Commissions due hereunder for each Contract Year less the amount of Commissions actually paid to date for the Contract Year prior to the termination of this Agreement.

2.5           Notice Of Purchase.  All invoices submitted to Customers by Client shall plainly state on their face that the amounts payable thereunder are payable at such lockbox address as Factor Sub may designate to Client in writing from time to time.

2.6           Repurchase Obligation.  Client agrees to repurchase and accept reconveyance from Factor Sub of any Approved Account in the event that (a) there occurs a breach of any representation or warranty relating to such Account or there shall exist a Bona Fide Defense with respect to such Account, (b) Factor Sub provides Client written notice thereof requesting repurchase of such Account under this Section 2.6 and (c) Client fails to cure such breach or Bona Fide Defense, to the reasonable satisfaction of Factor Sub, within fifteen (15) business days of such notice. Client agrees to repurchase and accept reconveyance from Factor Sub of any Account that is not an Approved Account in the event that there occurs a breach of any representation or warranty relating to such Account or a Dispute with respect to such Account.  The repurchase price of an Approved Account shall be paid by Client to Factor Sub on such 15th business day in an amount equal to the Purchase Price previously paid, if any, by Factor Sub therefor or by cancellation of Factor Sub’s purchase obligation if payment has not previously been made by Factor Sub to Client. The repurchase price of Factor Sub Account that is not an Approved Account shall be paid by Client to Factor Sub upon demand by Factor Sub in an amount equal to the Purchase Price previously paid, if any, by Factor Sub therefor or by cancellation of Factor Sub’s purchase obligation if payment has not previously been made by Factor Sub to Client.  Interest shall accrue on the repurchase price from and including the date that Factor Sub originally paid the Purchase Price for the applicable Account to but excluding the date that such repurchase price therefor is paid in full at a rate equal the Interest Rate. All such interest shall be computed for the actual number of days elapsed on the basis of year consisting of 360 days.

Section 3.  Collections.

3.1 General. (a)  IT IS THE INTENTION OF THE PARTIES HERETO THAT AS TO ALL FACTOR SUB ACCOUNTS, THE TRANSACTIONS CONTEMPLATED HEREBY SHALL CONSTITUTE A TRUE PURCHASE AND SALE OF ACCOUNT(S) UNDER § 9-318 OF THE UCC AS IN EFFECT IN THE STATE OF CALIFORNIA AND AS SUCH, THE CLIENT SHALL HAVE NO LEGAL OR EQUITABLE INTEREST IN SUCH PROPERTY SOLD.

3.2 Collections.

(a)  Factor Sub shall have the right at any time with or without notice to Client, to notify any or all Customers of the sale and assignment of the Factor Sub Accounts to Factor Sub and to direct such Customers to make payment of all amounts due or to become due to Client directly to Factor Sub.  Client agrees not to change any of such instructions or to give its Customers different instructions so long as this Agreement shall remain in effect.  To the extent there are no Obligations of Client owed to Factor Sub hereunder and so long as Client is not in Default, Factor Sub shall be deemed to have received any such proceeds of Factor Sub Accounts in excess of the amount of such proceeds to which Factor Sub is entitled as the owner of such Factor Sub Accounts as a pure pass-through for and on account of Client.

(b)   Factor Sub, as the sole and absolute owner of the Factor Sub Accounts, shall have the sole and exclusive power and authority to collect each such Account, through legal action or otherwise, and Factor Sub may, in its sole discretion, settle, compromise, or assign (in whole or in part) any of such Factor Sub Accounts, or otherwise exercise, to the maximum extent permitted by applicable law, any other right now existing or hereafter arising with respect to any of such Factor Sub Accounts.

(c)  Should Client receive payment of all or any portion of any Factor Sub Account, Client shall immediately notify Factor Sub of the receipt of such payment, hold such payment in trust for Factor Sub separate and apart from Client’s own property and funds, and shall deliver such payment to Factor Sub without delay in the identical form in which received.  Should Client receive any check or other payment instrument with respect to any Factor Sub Account and fail to surrender and deliver to Factor Sub such check or payment instrument within five (5) days, Factor Sub shall be entitled to charge Client a Misdirected Payment Fee to compensate Factor Sub for the additional administrative expenses that the parties acknowledge are likely to be incurred as a result of such breach.

(d) In the event any Goods, the sale of which gave rise to a Factor Sub Account, are returned to or repossessed by Client, such Goods shall be held by Client in trust for Factor Sub, separate and apart from Client’s own property and subject to Factor Sub’s sole direction and control.

(f)  Client agrees to notify Factor Sub promptly in writing of any credit loss, or anticipated credit loss, for Approved Accounts, such notice in any event to be received by Factor Sub no longer than 120 days after the maturity date of the invoice (based on its longest optional terms).  Client’s failure to provide such notice to Factor Sub within the 120 day period shall result in Client assuming the entire Credit Risk on such Factor Sub Account, and Factor Sub shall be deemed free of any such Credit Risk.

Section 4.  Power of Attorney.

4.1 Power of Attorney.  Client hereby grants to Factor Sub an irrevocable power of attorney authorizing and permitting Factor Sub, at its option, without notice to Client to do any or all of the following:  (a) endorse the name of Client on any checks or other evidences of payment whatsoever that may come into the possession of Factor Sub regarding Factor Sub Accounts;  (b) receive, open and dispose of any mail addressed to Client and put Factor Sub’s address on any statements mailed to Customers; (c) pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Factor Sub Accounts; (d) upon the occurrence of a Default, notify in the name of the Client, the U.S. Post Office to change the address for delivery of mail addressed to Client to such address as Factor Sub may designate, however, Factor Sub shall turn over to Client all such mail not relating to Factor Sub Accounts; (e) file any Financing Statement deemed necessary or appropriate by Factor Sub to protect Factor Sub’s interest in and to the Factor Sub Accounts, or under any provision of this Agreement; (f) effect debits to any deposit account or other account that Client or Client’s principals who have executed a guaranty agreement maintain at any bank for any sums due to or from the Client under this Agreement; (g) upon a Default, to prepare and mail all invoices relating to Factor Sub Accounts; and (h) to take all actions necessary and proper in order to carry out this Agreement.  The authority granted to Factor Sub herein is irrevocable until this Agreement is terminated and all Obligations are fully satisfied.

Section 5. Client’s Representations, Covenants and Warranties.

Section 5.1 Client’s Representations, Covenants and Warranties.  Client represents, warrants and covenants to Factor Sub that:

(a)           Client is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the state of Delaware and is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary or desirable;

(b)           The execution, delivery and performance by Client of this Agreement does not and will not constitute a violation of any applicable law, violation of Client’s articles of incorporation or organization or bylaws or any material breach of any other document, agreement or instrument to which

Client is a party or by which Client is bound.  The Agreement is a legal, valid and binding obligation of Client enforceable against it in accordance with its terms;

(c)           Client is the sole owner and holder of all Factor Sub Accounts and there is no security interest, lien, judgment or other encumbrance in or affecting such Factor Sub Accounts.  At the time of assignment to Factor, the Account is a valid, bona fide account, representing an undisputed indebtedness incurred by the named Customer for goods actually sold and delivered or for services completely rendered;

(d)           Other than those discounts, allowances and deductions set forth on the face of the invoice at the time it was assigned to Factor Sub, there are and shall be no set-offs, allowances, discounts, deductions, counterclaims, or disputes with respect to any Account.  Client shall inform Factor Sub, in writing, immediately upon learning that there exists any Dispute.  Client shall accept no returns and shall grant no allowance or credit to any Customer without prior written notice to Factor Sub.  If required by Factor Sub, Client shall submit to Factor Sub credit memos itemized on a separate Schedule for all returns and allowances made during the previous week.  At Factor Sub’s option, Factor Sub may require that Client pay Factor Sub for the amount of such credit memos, or in Factor Sub’s sole and exclusive discretion, Factor Sub may agree to accept the Schedule of Factor Sub Accounts and apply same to Client’s account;

(e)           Client’s address, as set forth below its signature line hereto, is Client’s mailing address, its chief executive office, principal place of business and the office where all of the books and records concerning the Factor Sub Accounts are maintained which shall not be changed without giving thirty (30) days prior written notice to Factor Sub;

(f)            Client shall maintain its books and records in accordance with GAAP and shall reflect on its books the absolute sale of the Factor Sub Accounts to Factor Sub.  Client shall furnish Factor Sub, upon request, such information and statements, as Factor Sub shall require from time to time regarding Client’s business affairs, financial condition and results of its operations.  Without limiting the generality of the foregoing, Client shall provide Factor Sub, (i) on or prior to the 30th day of each month, unaudited financial statements with respect to the prior month, (ii) within forty-five (45) days after the end of each of Client’s quarters, unaudited financial statements (on a fiscal year-to-date basis) prepared by a CPA acceptable to Factor Sub, (iii) within ninety (90) days after the end of each of Client’s fiscal years, audited financial statements prepared by a CPA acceptable to Factor Sub, (iv) a certificate from the president or chief financial officer of Client stating whether any Default has occurred and stating the nature of the Default, and (v) such other information as Factor Sub may request.  Client will furnish to Factor Sub upon request a current listing of all open and unpaid accounts payable. All financial statements and reports furnished to Factor Sub hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP;

(g)           Client has paid and will pay all taxes and governmental charges imposed with respect to sale of Goods and rendition of services and shall furnish to Factor Sub upon request satisfactory proof of payment and compliance with all federal, state and local tax requirements;

(h)           Client will promptly notify Factor Sub of (i) the filing of any lawsuit against Client involving amounts greater than $100,000.00, and (ii) any attachment or any other legal process levied against Client;

(i)            The application made and information delivered by or on behalf of Client in connection with this Agreement, and the statements made therein are true and correct at the time that this Agreement is executed.  There is no fact which Client has not disclosed to Factor Sub in writing which could materially adversely affect the properties, business or financial condition of Client, or any of the Factor Sub Accounts or which is necessary to disclose in order to keep the foregoing representations and warranties from being misleading;

(j)            In no event shall the funds paid to Client hereunder be used directly or indirectly for personal, family, household or agricultural purposes;

(k)           Client does business under no trade or assumed names except as indicated below.  These names are a trade name and/or tradestyle by which Client will or may identify and sell certain of its products and under which Client will or may conduct a portion of its business, and are not an independent corporation or other legal entity.  Factor is hereby authorized to receive, endorse and deposit any and all checks sent to it in payment of such Accounts including such checks as are payable to any of the trade styles or tradenames.  Accounts invoiced in the name of any tradename or tradestyle are subject to all of the terms and conditions of this Agreement with the same force and effect as if they were Client’s corporate name:

Meade
Meade.com
Coronado

(l)            Any invoice or written communication that is issued by Client to Factor Sub by facsimile transmission is a duplicate of the original;

(m)          Any electronic communication of data, whether by e-mail, tape, disk, or otherwise that Client remits or causes to be remitted to Factor Sub shall be authentic and genuine; and

(n)           Client does not own, control or exercise dominion over, in any way whatsoever, the business of any Account or Customer.

(o)           Client will not merge or consolidate with any other Person or sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of Client’s assets or any interest therein except that, so long as no Default has occurred and is continuing, Client may sell Inventory in the ordinary course of Client’s business, provided, however, that the sale of Meade Germany is specifically permitted.

(p)           Client will not obtain or attempt to obtain from any Person other than Factor Sub or FCC, any loans, advances, or other financial accommodations or indebtedness of any kind, nor will Factor Sub enter into any direct or indirect guaranty of any obligation of another Person.  Client will not permit any of Client’s assets to be subject to any Lien other than a Lien in favor of FCC or its affiliates.

Section 6.  Administration.

6.1 Expenses.  Client shall pay all costs incurred by Factor Sub pursuant to this Agreement, including search and filing fees, wire and ACH transfer fees, audit and field examination fees, legal fees (including the allocated cost of internal counsel) for preparation of this Agreement and any other Factoring Documents and the perfection, preservation and enforcement of any of Factor Sub’s rights hereunder.

6.2 Credit Inquiries.  Client authorizes Factor Sub to disclose such information as Factor Sub deems appropriate to persons making credit inquiries about Client.

6.3 Field Examinations.  During the term of this Agreement and so long as there exists or has existed no Default, Factor may conduct up to four (4) field examinations per contract year; provided, however, that upon the occurrence of a Default and so long as it continues, Factor may conduct additional field examinations.  Client agrees to pay to Factor an audit fee of $900  per auditor, per day (including partial days), plus all of Factor’s out-of-pocket travel and living expenses incurred while performing each field examination.

Section 7. Accounting Information.

7.1  Accounting Statements.  Factor Sub shall provide Client with information on the Factor Sub Accounts and a monthly reconciliation of the factoring relationship relating to billing, collection, and account maintenance such as aging, posting, error resolution and e-mailing or mailing of statements.  All of the foregoing shall be in a format and in such detail, as Factor Sub, in its sole discretion, deems appropriate.  Factor Sub’s books and records shall be admissible in evidence without objection as prima facie evidence of the status of the Factor Sub Accounts and Client’s account with Factor Sub.  Each statement, report, or accounting rendered or issued by Factor Sub to Client shall be deemed conclusively accurate and binding on Client unless within thirty (30) days after the date of issuance Client notifies Factor Sub to the contrary pursuant to Section 10 hereof, setting forth with specificity the reasons why Client believes such statement, report, or accounting is inaccurate, as well as what Client believes to be correct amount(s) therefore.  If the Client gives notice of its disagreement with Factor Sub’s statement, all matters in such statement that are not objected to in Client’s notice, shall be deemed conclusively accurate and binding on Client.  Client’s failure to receive any monthly statement shall not relieve it of the responsibility to request such statement and Client’s failure to do so shall nonetheless bind Client to whatever Factor Sub’s records would have reported.

7.2  Inspections.  Factor Sub shall have the right at any time, at Client’s expense, to visit and inspect Client’s books and records, and to make and take away copies of Client’s books and records.

Section 8.  Defaults and Remedies.

8.1  Default.   A Default shall be deemed to have occurred hereunder upon the happening of one or more of the following: (a) Client shall fail to pay as and when due any amount owed to Factor Sub; (b) any Obligor shall breach any covenant, warranty or representation set forth herein or in any Factoring Document or same shall be untrue when made; (c) any Obligor becomes insolvent in that its debts are greater than the fair value of its assets or is unable to pay its debts as they mature, or admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by or against any Obligor alleging that such Obligor is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, or any state insolvency proceeding is filed by or against any Obligor; (d) any involuntary lien, garnishment, attachment or the like shall be issued against or shall attach to the Factor Sub Accounts or any portion thereof and the same is not released within ten (10) days; (e) any Obligor suffers the entry against it for a final judgment for the payment of money in excess of $100,000.00, unless the same is discharged within thirty (30) days after the date of entry thereof or an appeal or appropriate proceeding for review thereof is taken within such periods and a stay of execution pending such appeal is obtained; (f) any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by Client, or by any Obligor or other person on behalf of Client, to Factor Sub is not true and correct in any material respect; (g) Client shall have a federal or state tax lien filed against any of its properties, or shall fail to pay any federal or state tax when due, or shall fail to file any federal or state tax form as and when due; (h) a material adverse change shall have occurred in Client’s financial conditions, business or operations; (i) any suspension of the operation of Client’s present business; (j) dissolution, merger, or consolidation of any Obligor that is a corporation, partnership or limited liability company, provided, however, that the sale of Meade Germany is specifically permitted; (k) transfer of a substantial part (determined by market value) of the property of any Obligor; (l) sale, transfer or exchange, either directly or indirectly, of a controlling stock or equity ownership interest of any Obligor; (m) termination, unenforceability or withdrawal of any guaranty for the Obligations, or failure of any Obligor to perform any of its obligations under such a guaranty or assertion by any Obligor that it has no liability or obligation under such a guaranty, (n) a default or event of default shall occur under the terms of any agreement between Client and FCC, LLC, or between Client and Factor Sub, or (o) Client shall breach any covenant or fail to perform any covenant in any agreement between Client and FCC, LLC, or between Client and Factor Sub.

8.2 Remedies.  (a)  Upon a Default, Factor Sub may, without demand or notice to Client, exercise all rights and remedies available to it under this Agreement, under the UCC or otherwise, including terminating this Agreement and declaring all Obligations immediately due and payable, provided, however that in the event of a Default described under clause (c) of Section 8.1, such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind.

(b)           Without notice to or demand upon Client or any other Person, Factor Sub may make such payments and do such acts as Factor Sub considers necessary or reasonable to protect its interest in the Factor Sub Accounts.  Client authorizes Factor Sub to enter each premises where any books and records are located, take and maintain possession of the books and records, and to pay, purchase, contest or compromise any lien which in Factor Sub’s opinion appears to be prior or superior to its interest and to pay all expenses incurred in connection therewith.

(c)           Factor Sub shall be entitled to any form of equitable relief that may be appropriate without having to establish that any remedy at law is inadequate or other grounds.  Factor Sub shall be entitled to freeze, debit and/or effect a set-off against any fund or account Client may maintain with any bank.  In the event Factor Sub deems it necessary to seek equitable relief, including, but not limited to, injunctive or receivership remedies, as a result of a Default, Client waives any requirement that Factor Sub post or otherwise obtain or procure any bond.  Alternatively, in the event Factor Sub, in its sole and exclusive discretion, desires to procure and post a bond, Factor Sub may procure and file with the court a bond in an amount up to and not greater than $100,000.00 notwithstanding any common or statutory law requirement to the contrary.  Upon Factor Sub’s posting of such bond it shall be entitled to all benefits as if such bond was posted in compliance with state law.  Client waives any right it may be entitled to, including an award of attorney’s fees or costs, in the event any equitable relief sought by and awarded to Factor Sub is thereafter, for whatever reason(s), vacated, dissolved or reversed.

8.3  Cumulative Rights; Waivers.  The occurrence of any Default shall entitle Factor Sub to all of the default rights and remedies (without limiting the other rights and remedies exercisable by Factor Sub either prior or subsequent to a Default) as available to a Secured Party under the UCC in effect in any applicable jurisdiction.  All rights, remedies and powers granted to Factor Sub in this Agreement, or in any other instrument or agreement given by Client to Factor Sub or otherwise available to Factor Sub in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as Factor Sub may have.  These rights may be exercised from time to time as to all or any part of the Factor Sub Accounts hereunder as Factor Sub in its discretion may determine.  Factor Sub and Client expressly intend and agree that each purchase and sale of a Factor Sub Account pursuant to this Agreement shall be a true purchase and sale of each such Factor Sub Account.  To the extent that, contrary to such express intent and agreement, any purchase or sale of Factor Sub Accounts or any other transaction pursuant to this Agreement is construed to be or characterized as a loan or financing, then all indebtedness and other obligations of Client owing to Factor Sub under this Agreement shall be secured by, and for such purpose Client does hereby grant to Client a security interest in, all of the Factor Sub Accounts.  Factor shall have all rights and remedies as a secured creditor under applicable law, in addition to its rights and remedies hereunder Factor Sub may not be held to have waived its rights and remedies unless the waiver is in writing and signed by Factor Sub.  A waiver by Factor Sub of a right, remedy or default under this Agreement on one occasion is not a waiver of any right, remedy or default on any subsequent occasion.  No exercise by Factor Sub of one right or remedy shall be deemed an election, and no waiver by Factor Sub of any default on Client’s part shall be deemed a continuing waiver.  No delay by Factor Sub shall constitute a waiver, election or acquiescence by it.

Section 9. Term.

9.1 Term.   This Agreement may be terminated upon forty-five (45) days prior written notice from Factor Sub to Client.  Client shall have the right to terminate this Agreement at any time, however, upon payment of the appropriate Prepayment Penalty as outlined below:

Prepayment Penalty	Time Period During Which Termination Occurs
$300,000	During the first year
$200,000	During the second year
$100,000	During the third year

If termination of the Agreement by the Client is a result of the sale of all or substantially all of Client’s stock or assets, the Prepayment Penalty will be as follows:

Prepayment Penalty	If Termination Occurs Due To Stock Or Asset Sale
$300,000	Within 180 days of the Agreement Date
$150,000	More than 181 days after the Agreement Date but prior to 365 days after the Agreement Date
$100,000	During the second Contract Year
$50,000	During the third Contract Year

Prior to any termination of this Agreement becoming effective, Client shall pay any minimum annual Commission that remains unpaid for the Contract Year in which this Agreement is terminated, in addition to the Prepayment Penalty noted above.  Notwithstanding anything herein to the contrary, Factor Sub may terminate this Agreement i) at any time without notice after the occurrence of a Default, or ii) assuming no Default by Client, Factor Sub may terminate this Agreement at any time by giving not less than forty-five days notice.  Notwithstanding payment in full of all Obligations by Client, any such notice of termination is conditioned on Client’s delivery, to Factor Sub, of a general release in a form reasonably satisfactory to Factor Sub.  Client understands that this provision constitutes a waiver of its rights under § 9-513 of the UCC.  Factor Sub shall not be required to record any terminations or satisfactions of any of Factor Sub’s liens until Client has executed and delivered to Factor Sub said general release and Client shall have no authority to do so without Factor Sub’s express written consent.  Any termination of this Agreement shall not affect Factor Sub’s ownership of the Factor Sub Accounts, and this Agreement shall continue to be effective, until all transactions entered into and Obligations incurred hereunder have been completed and satisfied in full.  The expense reimbursement, repayment and indemnification provisions of this Agreement shall survive the termination of this Agreement.  All Obligations shall be immediately due and payable in full upon termination of this Agreement for any reason.

Section 10.  Notices.  Any notice or communication with respect to this Agreement shall be given in writing, sent by (i) personal delivery, or (ii) overnight delivery service with proof of delivery, or (iii) United States mail, first-class with postage prepaid, or registered or certified mail, or (iv) prepaid telegram, telex or telecopy, addressed to each party hereto at its address and to the attention of the person listed as set forth below the signatures of the parties to this Agreement.  Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of overnight delivery service or telecopy, on the next business day at the receiving location or in the case of mail, upon receipt.

Section 11. Attorney’s Fees.  Client agrees to reimburse Factor Sub upon demand for all reasonable attorney’s fees, court costs and other expenses incurred by Factor Sub in the preparation, negotiation and enforcement of this Agreement and protecting or enforcing its interest in the Factor Sub Accounts, or in the representation of Factor Sub in connection with any bankruptcy case or insolvency proceeding involving Client, or any Factor Sub Accounts, including any defense of any Avoidance Claims (except to the extent related to Approved Accounts where no Dispute exists).  Client hereby agrees to pay such fees, costs and expenses and Factor Sub shall also have the right to charge Client’s account with Factor Sub therefore.  Notwithstanding the existence of any law, statute or rule, in any jurisdiction which may provide Client with a right to attorney’s fees or costs, Client hereby waives any and all rights to hereafter seek attorney’s fees or costs hereunder and Client agrees that Factor Sub exclusively shall be entitled to indemnification and recovery of any and all attorney’s fees or costs in respect to any litigation based hereon, arising out of, or related hereto, whether under, or in connection with, this and/or any agreement executed in conjunction herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of either party.

Section 12.  Indemnity.  Client hereby indemnifies and agrees to hold harmless and defend Factor Sub from and against any and all claims, judgments, liabilities, fees and expenses (including attorney’s fees) which may be imposed upon, threatened or asserted against Factor Sub at any time and from time to time in any way connected with this Agreement.  The foregoing indemnification shall apply whether or not such indemnified claims are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability, or are caused, in whole or in part, by any negligent act or omission of Factor Sub.

Section 13.  Severability.  Each and every provision, condition, covenant and representation contained in this Agreement is, and shall be construed to be, a separate and independent covenant and agreement.  If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby.

Section 14.  Parties in Interest.  All grants, covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Client may not delegate or assign any of its duties or obligations under this Agreement without the prior written consent of Factor Sub.  Notwithstanding anything herein to the contrary, the Factor Sub may, without consent of the Client, grant a security interest in, sell or assign, grant or sell participations in or otherwise transfer all or any portion of its rights and obligations hereunder to one or more Persons and upon notice of such assignment, sale or grant of participation by Factor Sub, to treat such assignee, transferee or participant as  “Factor Sub” for all purposes hereunder

Section 15.  Governing Law;  Submission to Process and Venue.  This Agreement shall be deemed a contract made under the laws of the State of California and shall be construed and enforced in accordance with and governed by the internal laws of the State of California, without reference to the rules thereof relating to conflicts of law.  Client hereby irrevocably submits itself to the exclusive jurisdiction of the state and federal courts located in any county in California in which Factor has a business location, and agrees and consents that service of process may be made upon it in any legal proceeding relating to this Agreement, the purchase of Factor Sub Accounts or any other relationship between Factor Sub and Client by any means allowed under state or federal law.    Client hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, that any such proceeding, is brought in any inconvenient forum or that the venue thereof is improper.

Section 16.  Complete Agreement.  This Agreement, the written documents executed pursuant to this Agreement, if any, and the acknowledgment delivered in connection herewith set forth the entire understanding and agreement of the parties hereto with respect to the transactions contemplated herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.  No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced.

Section 17. Miscellaneous.

(a)                                  Client acknowledges that there is no, and it will not seek or attempt to establish any, fiduciary relationship between Factor Sub and Client, and Client waives any right to assert, now or in the future, the existence or creation of any fiduciary relationship between Factor Sub and Client in any action or proceeding (whether by way of claim, counterclaim, crossclaim or otherwise) for damages.

(b)                                 This Agreement shall be deemed to be one of financial accommodation and not assumable by any debtor, trustee or debtor-in-possession in any bankruptcy proceeding without Factor Sub’s express written consent and may be suspended in the event a petition in bankruptcy is filed by or against Client.

(c)                                  In the event Client’s principals, officers or directors form a new entity, whether corporate, partnership, limited liability company or otherwise, similar to that of Client during the term of this Agreement, such entity shall be deemed to have expressly assumed the Obligations due Factor Sub by Client under this Agreement.  Upon the formation of any such entity, Factor Sub shall be deemed to have been granted an irrevocable power of attorney with authority to file, on behalf of the newly formed successor business, a new UCC Financing Statement with the appropriate secretary of state or UCC filing office.  Factor Sub shall be held-harmless and be relieved of any liability resulting from the filing of a Financing Statement or the resulting perfection of a lien in any of the successor entity’s assets.  In addition, Factor Sub shall have the right to notify the successor entity’s Customers of Factor Sub’s lien rights, its right to collect all Factor Sub Accounts, and to notify any new factor or lender who has sought to procure a competing lien, of Factor Sub’s rights in such successor entity’s assets.

(d)                                 Client expressly authorizes Factor Sub to access the systems of and/or communicate with any shipping or trucking company in order to obtain or verify tracking, shipment or delivery status of any Goods regarding a Factor Sub Account.

(e)                                  INTENTIONALLY RESERVED

(f)                                    Client shall indemnify Factor Sub from any loss arising out of the assertion of any Avoidance Claim.  Client shall notify Factor Sub within two business days of it becoming aware of the assertion of an Avoidance Claim.

(g)                                 Client agrees to execute any and all forms (i.e. Forms 8821 and/or 2848) that Factor Sub may require in order to enable Factor Sub to obtain and receive tax information issued by the Department of the Treasury, Internal Revenue Service, or receive refund checks.

(h)                                 The Client shall make each payment required hereunder, and/or under any instrument delivered hereunder, without setoff, deduction or counterclaim of any kind, whether any right of setoff, deduction or counterclaim arises pursuant to this Agreement, arises pursuant to applicable law or otherwise.

(i)                                     The terms of this Agreement and the other Factoring Documents are confidential and Client agrees not to disclose same to any party other than its accountants, attorneys and others that are in a confidential relationship with Client and who agree to treat this Agreement and the other Factoring Documents and the contents of same as confidential, except as required by law (i.e. SEC filings).

Section 18.                                      Governing Law; Jurisdiction; Venue, Waiver of Jury Trial and Service of Process.

(A)   THIS AGREEMENT SHALL BE INTERPRETED AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO AGREEMENTS EXECUTED, DELIVERED AND PERFORMED WITHIN SUCH STATE, AND CLIENT HEREBY AGREES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF CALIFORNIA, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON CLIENT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE CERTIFIED MAIL DIRECTED TO CLIENT AT ITS ADDRESS AS IT APPEARS AT THE BEGINNING OF THIS AGREEMENT AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FIVE (5) BUSINESS DAYS AFTER THE SAME SHALL HAVE BEEN DEPOSITED IN THE U. S. MAILS, CERTIFIED MAIL, RETURN RECEIPT REQUESTED, POSTAGE PREPAID.  CLIENT WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.  NOTHING IN THIS SECTION SHALL AFFECT FACTOR’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT FACTOR’S RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST CLIENT OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

(B)  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN

CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO.  IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTIONS SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 19.  Acknowledgment of Waivers and Loss of Defenses.

(a)                                  Client acknowledges that certain provisions of this Agreement operate as waivers of rights that Client would otherwise have under applicable law.  Other provisions permit Factor to take actions that Factor would otherwise not have a right to take, to fail to take actions that Factor would otherwise have an obligation to take, or to take actions that may prejudice Client’s rights and obligations under this Agreement and against the Client.  In the absence of these provisions Client might have defenses against Client’s obligations under this Agreement.  These defenses might permit Client to avoid some or all of Client’s obligations under this Agreement.

(b)                                  Client intends by the waivers and other provisions of this Agreement, including the acknowledgement set forth in this section, to be liable to the greatest extent permitted by law for all of Client’s obligations to Factor.  Client intends to have this liability even if the terms of the Factoring Documents change or if Client does not have any rights against Client.

(c)                                  Client acknowledges that (i) Client understands the seriousness of the provisions of this Agreement; (ii) Client has had a full opportunity to consult with counsel of Client’s choice; and (iii) Client has consulted with counsel of Client’s choice or has decided not to consult with counsel.

Section 20.                                   Waiver Of Jury Trial.  This Section concerns the resolution of any controversies or claims between the Client and Factor, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any of the other Factoring Documents (collectively a “Claim”).

(a)                                  Judicial Reference.

i.

The parties prefer that any dispute between them be resolved in litigation subject to a Jury Trial Waiver as set forth in Section 18 herein, but the California Supreme Court has held that such pre-dispute jury trial waivers are unenforceable. This Section will be applicable until: (i) the California Supreme Court holds that a pre-dispute jury trial waiver provision similar to that contained in Section 18 herein is valid or enforceable; or (ii) the California Legislature passes legislation and the governor of the State of California signs into law a statute authorizing pre-dispute jury trial waivers and as a result such waivers become enforceable.

ii.

Other than the exercise of provisional remedies (any of which may be initiated pursuant to applicable law), any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement will be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Venue for the reference proceeding will be in the Superior Court or Federal District Court in Los Angeles County, California (the “Court”).

iii.

The referee shall be a retired Judge or Justice selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. The referee shall be appointed to sit with all the powers provided by law. Pending appointment of the referee, the Court has power to issue temporary or provisional remedies.

iv.

The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (a) set the matter for a status and trial-setting conference within forty-five (45) days after the date of selection of the referee, (b) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (c) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

v.

The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon ten (10) days written notice, and all other discovery shall be responded to within twenty (20) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

vi.

Except as expressly set forth in this Agreement, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

vii.

The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision pursuant to CCP Section 644 the referee’s decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court. The final judgment or order or from any appealable decision or order entered by the referee shall be fully appealable as provided by law. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

viii.

 If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or Justice, in accordance with the California Arbitration Act Section 1280 through Section 1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

ix.

THE PARTIES RECOGNIZE AND AGREE THAT ALL DISPUTES RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY DISPUTE BETWEEN THEM WHICH ARISES OUT OF OR IS RELATED TO THIS AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the parties have set their hands and seals on the day and year first hereinabove written.

FCC Factor Subsidiary II, LLC

By:	/s/Robert S. Yasuda
Name:	Robert S. Yasuda
Title:	Senior Vice President

Attention:

MEADE INSTRUMENTS CORP.

By:	/s/Steven G. Murdock
Steven G. Murdock, President and Chief Executive Officer

Client address through February 28, 2009:
6001 Oak Canyon
Irvine, CA 92618

Client address after February 28, 2009:
27 Hubble
Irvine, CA 92618

Attention:	John A. Elwood

STATE OF CALIFORNIA                            )

) SS:

COUNTY OF                              )

On                                   , 2009, before me,                                         , Notary Public, personally appeared Steven L. Muellner who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Signature of Notary)	(Seal of Notary)

SCHEDULE “A”

Definitions

“Account(s)” means (i) all “accounts” as defined in the UCC due to Client, whether presently existing or hereafter arising due to Client, and (ii) all presently existing or hereafter arising accounts receivable due to Client (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations or rights to payment of a monetary obligation now or hereafter owing to Client, whether arising from the sale or lease of goods or the rendition of services by Client or otherwise (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of Client’s rights in, to and under all purchase orders now or hereafter received by Client for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to Client under all contracts for the sale or lease of goods or the rendition of services by Client or otherwise (whether or not yet earned by performance) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any Obligor with respect to any of the foregoing, and all goods returned to or reclaimed by Client that correspond to any of the foregoing and all proceeds of the foregoing.

“Agreement” means this Agreement, including the Exhibits and any Schedules hereto, and all amendments, modifications and supplements hereto and thereto and restatements hereof and thereof.

“Approved Account” means a Factor Sub Account representing a sale to a Customer within the terms of a Credit Line established for such Customer on Client’s normal selling terms or within the Single Order Approval issued by Factor Sub provided that delivery is completed while such Credit Line or Single Order Approval remains in effect and such Factor Sub Account has not been charged back to the Client.

 “Avoidance Claim” means any claim that any payment received by Factor Sub from or for the account of an Account Debtor is avoidable under the federal Bankruptcy Code or any other debtor relief statute.

“Bona Fide Defense” means, with respect to any Factor Sub Account and the applicable Customer, (a) any bona fide legal defense which is valid and has been asserted by such Customer in good faith to the payment, in whole or in part, of such Factor Sub Account by such Customer resulting from a breach by Client of its contract with, its representations and warranties (express or implied) at the time made to, or its other obligations (if any) owing to, such Customer in connection with such Factor Sub Account, including with respect to price, delivery, quantity, quality or any other material terms of the sale or service transaction, as applicable, (b) any counterclaim or set-off against Client unrelated to the specific Factor Sub Account, (c) the breach of any representation or warranty at the time made by Client to Factor Sub with respect to such Factor Sub Account, whether intentionally or unintentionally, or (d) any allowance, credit, acceptance of a return or other dilution or modification with respect to such Factor Sub Account made or granted after Credit Approval thereof by Factor Sub that is not authorized under the Agreement.  “Bona Fide Defense” shall exclude (i) a Customer’s financial inability to pay or its discharge in bankruptcy or under other debtor protection law, (ii) illegality or defense as a result of a change in applicable law and (iii) excused payment as a consequence of enemy attack, civil commotion, strikes, lockouts, the act or restraint of public authorities, acts of God or force majeure.  A Factor Sub Account that is subject to a dispute and nonpayment by the applicable Customer shall be deemed to be a subject to a Bona Fide Defense unless Factor Sub reasonably determines otherwise in good faith based on the information then available to it (a “Good Faith Determination”).  Any determination made by Factor Sub as to any such dispute and nonpayment may change in light of information subsequently available to it.  Client shall promptly provide Factor Sub with such further information as Factor shall request concerning such dispute and non-payment.

“Client” has the meaning ascribed thereto in the introductory paragraphs hereof.

“Client Risk Account” means those Factor Sub Accounts for which Factor Sub has not given Credit Approval, for which Credit Approval has been withdrawn or revoked or with respect to which Factor Sub is not responsible under Section 2 hereof.

“Collection Date” means (a) for payments received by Factor in payment of Factored Accounts, the date a check, draft or other item representing payment on an invoice is posted to Factor ‘s account plus four (4) business days; or (b) for Approved Accounts paid by Factor solely for any reason other than a Bona Fide Defense, the Friday of the calendar week following the calendar week in which the 120 day period for such Approved Account ends.

 “Commission” has the meaning ascribed thereto in Section 2.4 (a) hereof.

“Contract Year” means the twelve month period ending on the date that is twelve months after the effective date of this Agreement and the twelve month period ending on each annual anniversary thereof.

“Credit Approval(s) and Credit Approved” means, with regard to an Approved Account, that Factor Sub has accepted the Credit Risk.

“Credit Lines” has the meaning ascribed thereto in Section 2.2 (a).

“Credit Risk” means the Customer’s failure to pay an Account when due solely because of its financial inability to pay.

“Customer” means any Person who is obligated on an Account, chattel paper or general intangible.

 “Default” means any of the events specified in Section 8 of this Agreement.

“Dispute or Disputed Account” means any claim, whether or not provable, bona fide, or with or without support, made by a Customer as a basis for refusing to pay an Account, either in whole or in part, including any contract dispute, charge back, credit, right to return Goods, or other matter which diminishes or may diminish the dollar amount or timely collection of such Account.

“Factor Sub” has the meaning ascribed thereto in the introductory paragraph hereof.

“Factor Sub Accounts” means those Accounts arising from Customers that Factor Sub identifies to  Client in writing from time to time as acceptable Customers.

“Factoring Documents” means, collectively, this Agreement and any other agreements, instruments, certificates or other documents entered into in connection with this Agreement, including collateral documents, letter of credit agreements, riders covering inventory or other loans, security agreements, pledges, guaranties, mortgages, deeds of trust, assignments and subordination agreements, and any other agreement executed by Client, any guarantor or any affiliate of Client or any guarantor pursuant hereto or in connection herewith.

“FCC” means FCC, LLC, a Florida limited liability company doing business as First Capital Western Region, LLC.

“Financing Statement” means each UCC financing statement naming the Factor Sub as purchaser/secured party and the Client as Client/debtor, in connection with this Agreement.

“GAAP” means generally accepted accounting principles consistently applied and maintained throughout the period indicated and consistent with the prior financial practices of the Person referred to.

“Interest Rate” means (a)   Client will pay Factor Sub or, at Factor Sub’s option, Factor Sub may charge Client’s account with, interest on the average daily net principal amount of Obligations outstanding hereunder, calculated monthly and payable on the first day of each calendar month, at a rate (computed on the basis of the actual number of days elapsed over a year of 360 days) (the “Interest Rate”) equal to the sum of (i) LIBOR (as defined below), plus five and one-half percent (5.5%) (the “Interest Margin”), but in no event shall the Interest Rate be less than 7.75%.  The Interest Rate may not be the lowest or best rate at which Factor Sub calculates interest or extends credit.  The Interest Rate for each calendar month shall be adjusted (if necessary) on the first day of such calendar month and shall be equal to the Interest Rate in effect as of the close of business on the last Business Day of the immediately preceding calendar month.

As used herein, the following terms shall have the following meanings:

 “LIBOR” means, at any time, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) as published in the “Money Rates” section of The Wall Street Journal (or another national publication selected by the Factor Sub) as the one month London Interbank Offered Rate for United States dollar deposits or such other language (or, if such page shall cease to be publicly available or, if the information/description contained on such page, in Factor Sub’s sole judgment, shall cease to accurately reflect such London Interbank Offered Rate, then such rate as reported by any publicly available recognized source of similar market data selected by Factor Sub that, in Factor Sub’s reasonable judgment, accurately reflects such London Interbank Offered Rate).

“Inventory” means (i) all “inventory” as defined in the UCC, and (ii) all of Client’s inventory, together with all of Client’s present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of Client’s present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

“Ledger Debt” means any debt, liability or obligation now or hereafter owing by Client to others, including any present or future client of Factor Sub, which Factor Sub may have obtained or may obtain by purchase, assignment, negotiation, discount, participation or otherwise.

“Misdirected Payment Fee” means fifteen percent (15%) of the amount of any payment on account of an Account which has been received by Client and not delivered in kind to Factor Sub within five (5) days following the date of receipt by Client.

“Net Invoice Amount” means the invoice amount of the Account, less returns (whenever made), all selling discounts (at Factor Sub’s option, calculated on shortest terms), credits or deductions of any kind allowed or granted to or taken by the Customer at any time.

“Obligations” means all present and future obligations owing by Client to Factor Sub, including interest thereon, whether or not for the payment of money, whether or not evidenced by any note or other instrument, whether direct or indirect, absolute or contingent, due or to become due, joint or several, primary or secondary, liquidated or unliquidated, secured or unsecured, original or renewed or extended, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, whether arising before, during or after the commencement of any federal Bankruptcy Case in which Client is a debtor, including without limitation, Commissions, Ledger Debt, fees and expenses and any amounts due to Factor under any guaranty issued by Client.

“Obligor” means Client and any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations, including, but not limited to, any guarantor thereof (individually an “Obligor” and collectively, the “Obligors”),

“Person” means an individual, corporation, limited liability company, partnership, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.

 “Purchase Price” means the Net Invoice Amount less Factor Sub’s Commission.

“Schedule of Factor Sub Accounts” means a form supplied by Factor Sub from time to time wherein Client lists all Factor Sub Accounts.

“Single Order Approval” has the meaning ascribed thereto in Section 2.2 (a) hereof.

“Termination Fee” means the fee payable to Factor Sub pursuant to Section 9.1 hereof.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California.